Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of June 13, 2022, is by and among FedEx Corporation, a Delaware corporation (the “Company”), and the limited liability companies executing this Agreement on the signature pages hereto (such limited liability companies collectively, the “D. E. Shaw Parties”).

WHEREAS, the Company and the D. E. Shaw Parties have engaged in certain discussions concerning the Company; and

WHEREAS, the Company and the D. E. Shaw Parties desire to enter into an agreement regarding the appointment of certain new independent directors (selected in accordance with the terms hereof) to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the D. E. Shaw Parties and the Company agree as follows:

1. Board of Directors.

(a) New Directors. Promptly following the date hereof and no later than June 14, 2022, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint each of Amy B. Lane and V. James Vena (the “New Directors”) as a member of the Board with an initial term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Company further agrees that the Board and all applicable committees thereof shall take such actions as are necessary to nominate each of the New Directors for election as a director of the Company at the 2022 Annual Meeting, together with the other persons included in the Board’s slate of nominees for election as directors at the 2022 Annual Meeting, with terms expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”), and will (i) recommend that the stockholders of the Company vote to elect each of the New Directors as a director of the Company at the 2022 Annual Meeting and (ii) support and solicit proxies for the election of each New Director to serve for a one-year term in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2022 Annual Meeting. The Board and all applicable committees thereof, based on information provided by the D. E. Shaw Parties and the New Directors, have determined, on or prior to the date hereof, that each New Director (A) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the SEC and (B) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f) hereof).

(b) New Director Information. The D. E. Shaw Parties acknowledge that, prior to the appointment of a given New Director to the Board and prior to the nomination of a given New Director for election at the 2022 Annual Meeting, such New Director must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard D&O questionnaire and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such New Director is elected at any future annual meeting of the Company’s stockholders (an “Annual Meeting”), in each case, as provided by the Company (for the avoidance of doubt, the Company hereby agrees to provide all such information in connection with the 2022 Annual Meeting to the New Directors no later than the date on which such information is provided to the Company’s other non-management directors), (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing such New Director’s eligibility to serve on the Board and independence, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(f) and (v) such other information reasonably requested by the Company including (A) an acknowledgment from such New Director that he or she intends to serve for the full term for which he or she is appointed or elected at any Annual Meeting (including any term to which he or she would be elected at the 2022 Annual Meeting) and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.

(c) Additional New Director. The Company and the D. E. Shaw Parties shall use their reasonable best efforts to promptly identify and mutually agree upon one additional director (the “Additional New Director”) to be appointed as a member of the Board, with the goal of the parties that such Additional New Director will be identified, mutually agreed and appointed to the Board no later than July 19, 2022 (the “Target Date”), provided that if by the Target Date the Additional New Director has not been so identified, mutually agreed and appointed to the Board the parties shall continue to use their reasonable best efforts to identify, mutually agree and appoint such Additional New Director to the Board as soon as reasonably practicable after such date. The Governance, Safety, and Public Policy Committee of the Board (the “Governance Committee”) in accordance with and subject to the Company Policies (as defined below), the charter of the Governance Committee and the Company’s policies and procedures of general application to members of the Board and applicable law shall take (or shall have taken) such actions, along with the Board and all applicable committees thereof, as are necessary to appoint the Additional New Director as a member of the Board. In the event the Additional New Director is identified and mutually agreed upon prior to the mailing of the Company’s proxy statement for the 2022 Annual Meeting, the Company further agrees that the Board and all applicable committees thereof shall take such actions as are necessary to nominate the Additional New Director for election as a director of the Company at the 2022 Annual Meeting, together with the other persons included in the Board’s slate of nominees for election as directors at the 2022 Annual Meeting (including the New Directors), with a term expiring at the 2023 Annual Meeting, and will (i) recommend that the stockholders of the Company vote to elect the Additional New Director as a director of the Company at the 2022 Annual Meeting and (ii) support and solicit proxies for the election the Additional New Director to serve for a one-

year term in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2022 Annual Meeting. If the Additional New Director is identified and mutually agreed upon after the mailing of the Company’s proxy statement for the 2022 Annual Meeting, the Company and the D.E. Shaw Parties will work together in good faith to determine, and to take action in, an expeditious and efficient manner to have the Additional New Director serve on the Board from the earliest practicable date until the 2023 Annual Meeting. Prior to the appointment of the Additional New Director pursuant to this Section 1(c), the Board shall have determined that the Additional New Director (i) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the SEC, and (ii) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f) hereof). With respect to the Additional New Director, the Company and the D. E. Shaw Parties shall obtain the information required to be delivered with respect to the New Directors in and in accordance with Section 1(b). Unless otherwise set forth herein, upon selection of the Additional New Director in accordance with the terms of this Section 1(c), references in this Agreement (other than Sections 1(a) and 1(b)) to “New Directors” shall be deemed to include the Additional New Director.

(d) New Director Agreements, Arrangements and Understandings. The D. E. Shaw Parties agree that neither they nor any of their Affiliates (i) has paid or will pay any compensation to the New Directors in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement, or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee thereof.

(e) Committee Appointments. Effective upon the appointment of the New Directors to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint Ms. Lane and Mr. Vena to the Audit and Finance Committee of the Board (the function of which is further described in the Press Release attached hereto as Exhibit A), Ms. Lane to the Compensation and Human Resources Committee of the Board and Mr. Vena to the Governance Committee. In accordance with the immediately preceding sentence, the Board and all applicable committees thereof shall take all necessary actions to maintain each such New Director as a member of such committee for the duration of the Cooperation Period; provided that, for the duration of the Cooperation Period, each such New Director remains eligible to serve on such committee under the applicable rules and regulations of the New York Stock Exchange and the SEC. Upon the appointment or election of the Additional New Director to the Board, the Board and all applicable committees thereof shall take all necessary actions to (i) appoint the Additional New Director to the Cyber and Technology Oversight Committee of the Board and the Compensation and Human Resources Committee of the Board, or to such other committees of the Board as determined by the Board in consultation with the D. E. Shaw Parties, and (ii) maintain the Additional New Director as a member of such committees for the duration of the Cooperation Period; provided that, for the duration of the Cooperation Period, the Additional New Director remains eligible to serve on such committees under the applicable rules and regulations of the New York Stock Exchange and the SEC.

(f) Company Policies. The parties hereto acknowledge that each New Director, upon election or appointment to the Board, as applicable, will be governed by the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation, and other governance guidelines and policies of the Company, including the Company’s Third Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws (collectively, the “Organizational Documents”) and the Company’s Corporate Governance Guidelines (collectively, “Company Policies”), and shall have the same rights and benefits, including, without limitation, with respect to insurance, indemnification, preparation and filing with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the D. E. Shaw Parties, subject to such director’s observance of his or her standard confidentiality obligations, fiduciary duties obligations to the Company and other Company policies and practices generally applicable to non-management directors of the Company.

(g) Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by the D. E. Shaw Parties upon five (5) business days’ written notice by the Company to the D. E. Shaw Parties and if such breach has not been cured within five (5) business days of the D. E. Shaw Parties’ receipt of such written notice; provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

(h) Replacement New Director. Subject to the following sentence of this Section 1(h), if any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Cooperation Period (as defined below) and at such time the D. E. Shaw Parties have aggregate beneficial ownership of the shares of Common Stock equivalent to at least fifty percent (50%) of the beneficial ownership of the shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement as set forth in the Beneficial Ownership Email (as defined below), the Company and the D. E. Shaw Parties shall cooperate to identify and mutually agree upon a substitute director (the “Replacement New Director”), and the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company and as a member of each committee on which the New Director served for the remainder of such New Director’s term; provided that such Replacement New Director satisfies any applicable requirements for serving on such committees of which the applicable New Director was a member. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. Prior to the appointment of the Replacement New Director pursuant to this Section 1(h), the Board (and all applicable committees thereof) shall have determined that such Replacement New Director (A) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the SEC, and (B) satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f) hereof).

2. Cooperation.

(a) Non-Disparagement. Each of the D. E. Shaw Parties and the Company agrees that, from the date of this Agreement until the date that is thirty (30) calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws for the nomination of non-proxy access director candidates for election to the Board at the 2023 Annual Meeting (such period, the “Cooperation Period”), the Company and the D. E. Shaw Parties shall refrain from making, and shall cause each of their respective Affiliates and each of their and their Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or calls into disrepute (i) in the case of any such statements or announcements by the D. E. Shaw Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the D. E. Shaw Parties and their Affiliates or any of its or their respective current or former Covered Persons, in each case, including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications (1) among the D. E. Shaw Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, or (2) by the D. E. Shaw Parties or their Affiliates to their limited partner investors or potential limited partner investors (provided that, in the case of this clause (y)(2), any such private communications are limited to factual statements that do not otherwise violate the terms of this Section 2(a), are consistent with prior practice, and are expressly understood and agreed to be private communications), in each case, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto.

(b) Voting. During the Cooperation Period, the D. E. Shaw Parties will cause all of the Common Stock that the D. E. Shaw Parties or any of their Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meeting; provided, that the D. E. Shaw Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction; provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a meeting of stockholders of the Company (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the D. E. Shaw Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, the D. E. Shaw Parties will not, and will cause their Affiliates (collectively with the D. E. Shaw Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:

(i) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of any Common Stock or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Common Stock, in each case, if such acquisition, offer, agreement or transaction would result in the D. E. Shaw Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic or voting exposure to, more than 7.5% of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii) make any request for stockholder list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(iv) engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;

(v) take any action in support of, or make any public proposal, public announcement or public request with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vi) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Common Stock, or (B) conducting any type of referendum, relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(vii) form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Common Stock, other than solely with Affiliates of the D. E. Shaw Parties with respect to Common Stock now or hereafter owned by them;

(viii) enter into a voting trust, arrangement or agreement with respect to any Common Stock, or subject any Common Stock to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the D. E. Shaw Parties or (C) granting proxies in solicitations approved by the Board;

(ix) sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(x) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xi) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The Restricted Persons will instruct their respective Representatives acting on their behalf to comply with this Section 2(c) and any failure by such Representatives to comply with such instructions shall be deemed a breach by the D. E. Shaw Parties of this Section 2(c).

The restrictions in this Section 2(c) shall terminate automatically upon any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors, the Additional New Director, or any Replacement New Director, as applicable, to the Board in accordance with Section 1, or a failure to issue the Press Release (as defined below) in accordance with Section 3) upon five (5) business days’ written notice by the D. E. Shaw Parties to the Company if such breach has not been cured within such notice period, provided that the D. E. Shaw Parties (i) specify in such written notice, in reasonable detail, the material breach on which they are relying to terminate its obligations under this Section 2(c) and (ii) are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or the counterparty to such Extraordinary Transaction, (B) making any factual statement to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime; provided that any such legal requirement or regulatory filing does not arise from or relate to an action by a Restricted Person that would otherwise violate Section 2(a) or this Section 2(c) and any such statement, whether or not in a regulatory filing, does not otherwise violate Section 2(a) or this Section 2(c) or (C) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way any New Director in the exercise of his or her fiduciary duties.

3. Public Announcement. Promptly following the execution of this Agreement, the Company and the D. E. Shaw Parties shall announce this Agreement by means of a mutually agreed press release in the form attached hereto as Exhibit A (the “Press Release”). During the Cooperation Period, neither the Company nor the D. E. Shaw Parties shall make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The D. E. Shaw Parties acknowledge and agree that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement.

4. Representations and Warranties of the Company. The Company represents and warrants to the D. E. Shaw Parties as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the D. E. Shaw Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the D. E. Shaw Parties. The D. E. Shaw Parties represent and warrant to the Company as follows: (a) the D. E. Shaw Parties have the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the D. E. Shaw Parties, constitutes a valid and binding obligation and agreement of the D. E. Shaw Parties and, assuming the valid execution and delivery hereof by the Company, is enforceable against the D. E. Shaw Parties in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by the D. E. Shaw Parties does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the D. E. Shaw Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the D. E. Shaw Parties are a party or by which they are bound; (d) the D. E. Shaw Parties are shareholders of the Company and the information set forth in the e-mail with the subject line “The D. E. Shaw Parties Beneficial Ownership” sent to the Company’s counsel by the D. E. Shaw Parties’ counsel on June 13, 2022 at 4:54 p.m., New York City time (the “Beneficial Ownership Email”), with respect to the number of shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement, and the manner in which such shares of Common Stock are held, is true, accurate and complete in all respects other than de minimis respects; and (e) to the knowledge of the D. E. Shaw Parties after reasonable inquiry, there is no legal or contractual restriction that would prohibit any of the New Directors from serving on the Board or any committees of the Board to which such New Director will be appointed or elected pursuant to this Agreement.

6. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the D. E. Shaw Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, with respect to the D. E. Shaw Parties, “Affiliates” shall not include any portfolio company of the D. E. Shaw Parties or their Affiliates (provided, that such portfolio companies are not acting on behalf of or in concert with the D. E. Shaw Parties or their Affiliates with respect to the Company).

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of (i) all shares of the Company’s authorized share capital which such person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (B) economic exposure to through any option, warrant, convertible security, swap, hedging or other derivative instrument or agreement of any nature and (ii) all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Common Stock” means the Company’s common stock, par value $0.10 per share;

(e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(f) the term “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets), in any such case, to the extent material to the Company;

(g) the terms “person” or “persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization, or other entity of any kind or nature;

(h) the term “Representatives” means a party’s directors, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i) the term “SEC” means the U.S. Securities and Exchange Commission; and

(j) the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

FedEx Corporation

942 South Shady Grove Road

Memphis, TN 38120

Attention: Mark R. Allen

Email:       mrallen1@fedex.com

with a copy to (which shall not constitute notice to the Company):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Paul T. Schnell

                 Richard J. Grossman

                 Neil P. Stronski

Email:      paul.schnell@skadden.com

                 richard.grossman@skadden.com

                 neil.stronski@skadden.com

if to the D. E. Shaw Parties:

D.E. Shaw & Co., L.P.

1166 Avenue of the Americas

Ninth Floor

New York, NY 10036

Attention: General Counsel

Email:       Martin.Lebwohl@deshaw.com

with a copy to (which shall not constitute notice to the D. E. Shaw Parties):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

Email:       eleazer.klein@srz.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8. Inapplicability of Agreement to Certain Affiliates. The D. E. Shaw Parties represent and warrant to the Company that (a) D. E. Shaw Investment Management, L.L.C. (“DESIM”) is an investment adviser affiliated with the D. E. Shaw Parties that, in managing equity portfolios on behalf of its clients, deploys primarily benchmark-relative investment strategies and (b) the D. E. Shaw Parties and their Affiliates (other than DESIM and the funds and accounts managed by DESIM) are not clients of DESIM. The parties hereto agree that, notwithstanding anything to the contrary herein, this Agreement is not intended to limit or apply to the ordinary course activities of DESIM or the funds and accounts it manages; provided, that none of DESIM or any of the funds and accounts it manages are acting on behalf of or in concert with the D. E. Shaw Parties or any of their Affiliates with respect to the Company.

9. Expenses. All fees, costs, and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs, or expenses.

10. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the D. E. Shaw Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, the Company and the D. E. Shaw Parties each agree to the grant of an injunction or injunctions in favor of the other party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE D. E. SHAW PARTIES AGREE THAT: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) Each of the Company and the D. E. Shaw Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal, or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c) Both of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. Neither party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve either party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, neither party hereto shall be bound by any contractual obligation to the other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by both of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).

14. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the D. E. Shaw Parties and is not enforceable by any other persons. Neither party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any assignment in contravention hereof will be null and void.

15. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Entire Understanding; Amendment. This Agreement (together with the exhibits hereto, and any other written agreement entered into by the parties hereto dated as of the date hereof) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the D. E. Shaw Parties.

17. Interpretation and Construction. Each of the Company and the D. E. Shaw Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Both parties and their respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties will be deemed the work product of both of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the D. E. Shaw Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	/s/ Edwin Jager
Name: Edwin Jager
Title: Authorized Signatory

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	/s/ Edwin Jager
Name: Edwin Jager
Title: Authorized Signatory

FEDEX CORPORATION

By:	/s/ Michael C. Lenz
Name:	Michael C. Lenz
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

Form of Press Release